EXHIBIT 99.4 Minutes Of Shareholders Of Aztek Inc. To Approve Merger

            MINUTES OF THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

                                      OF

                                 AZTEK, INC.
                                (the "Company")

     The Annual and Special Meeting of the Shareholders of AZTEK, INC., a Nevada corporation, was held at the Company's offices, on the 30th day of June, 1998, at the hour of 10:00 o'clock a.m., for the purposes of:

(a)  electing Directors for the ensuing year;
(b)  approving a merger and share exchange with Aztek Technologies Inc.;
(c)  approving directors, officers and employees options;
(d) authorizing Mike Sintichakis to arrange financing of a maximum $10 million for the purpose of acquiring and developing two properties, one located in the U.S. and one located in Canada for sales and support of the Company's customers. The Directors do not anticipate that the maximum development costs of the properties will not exceed $6.0 million. The balance of $4.0 million will be used as follows: $1.5 million for new acquisitions; $1.0 million for completion of products under development; and $1.5 million to be used for financing expenses, marketing and working capital.

     Mike Sintichakis, President and Chairman of the Company, called the meeting to order, and Nick Sintichakis, Secretary, recorded the minutes.

     On motion duly made and unanimously carried, the reading, correcting and approval of the minutes of the last meeting was waived.

     Upon motion duly made, Mike Sintichakis, Nick Sintichakis, Edson Ng and Eileen Keogh were elected as Directors of the Company to serve for the ensuing year.

     On motion duly made and unanimously carried, it was resolved that the Company enter into an agreement with Aztek Technologies Inc., on terms and conditions acceptable to the Board of Directors of the Company in their discretion, whereby each one outstanding share of common stock of Aztek Technologies Inc. would be exchanged for one common share par value $0.001 of the Company resulting in all shareholders of Aztek Technologies Inc. becoming shareholders of the Company. Aztek Technologies Inc. is a British Columbia public company listed on the Vancouver Stock Exchange and the Electronic Bulletin Board of NASD. The transaction is subject to regulatory acceptance and the approval of the shareholders of Aztek Technologies Inc. The transaction is also subject to the approval of all regulatory bodies having jurisdiction over the Company.

     On motion duly made and unanimously carried, it was resolved the Board of Directors of the Company be and are hereby authorized to grant directors, officers and employees stock options at prices and on terms and conditions acceptable to the Board of Directors in their sole discretion and to amend such options as from time to time may be required. The granting, alteration and pricing of such options shall be in accordance with, and subject to the approval of, the prevailing policies of all regulatory bodies and stock exchanges having jurisdiction over the Company and no further resolution or approval by the shareholders of the Company shall be required for the granting of the options or the exercise of such options granted.

     On motion duly made and unanimously carried, it was resolved that Mike Sintichakis, President of the Company, be and is hereby authorized on behalf of the Company to enter into agreements to arrange equity or debt financings.

Be it further resolved that the maximum number of shares to be issued to any new investor or group of investors shall not exceed 5% of all outstanding shares of the Company.

     On motion duly made and unanimously carried, it was resolved that Mike Sintichakis be and is hereby authorized on behalf of the Company to enter into agreements for the acquisition and/or development of any property on terms and conditions deemed appropriate and in the best interests of the Company. Be it further resolved that Mike Sintichakis be authorized and empowered on behalf of the Company to do all such acts and deeds and execute and deliver all such documents and instruments as he in his discretion may deem necessary or desirable in order to effect the purchase and development of any property.

     There being no further business to come before the meeting at this time, the meeting was, upon motion duly made, adjourned at 10:30 a.m.

     Dated this 30th day of June, 1998.


     /s/ Mike Sintichakis
      ---------------------------
     Mike Sintichakis, President


     /s/ Nick Sintichakis
      ---------------------------
     Nick Sintichakis, Secretary